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                                                                    EXHIBIT 4.3

                              WINDMERE CORPORATION

                    1992 EMPLOYEE INCENTIVE STOCK OPTION PLAN

         1. PURPOSE OF PLAN. The purpose of this 1992 Employee Incentive Stock Option Plan (the "Plan") is to aid Windmere Corporation, a Florida corporation and its subsidiaries (hereinafter collectively referred to as the "Company") in attracting capable executives and to provide a long range inducement of key employees to remain in the management of the Company by making available shares of common stock of the Company, par value $.10 per share (the "Common Stock"), for purchase by eligible key employees of the Company so as to give them a greater interest as shareholders in the success of the Company.

         The Plan is designed to qualify as an incentive stock option plan as defined under Section 422 of the Internal Revenue Code of 1985, as amended (the "Code").

         2. STOCK SUBJECT TO PLAN.

                  2.1 Subject to the provisions of Section 10, there shall be reserved for issuance or transfer upon the exercise of options to be granted from time to time under the Plan an aggregate of 500,000 shares of Common Stock, which shares may be in whole or in part, as the Compensation Committee of the Board of Directors of the Company shall from time to time determine, authorize and unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company.

                  2.2 If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for the purpose of the Plan.

         3. ADMINISTRATION.

                  3.1 The Plan shall be administered by a Committee (the "Committee") comprised of such members of the Compensation Committee of the Board of Directors of the Company (the "Committee" and the "Board", respectively) as shall qualify as Disinterested Persons.

                  3.2 For purposes of this Plan, "Disinterested Person" shall mean a Director of the Company who is not, during the one year prior to his or her service as a member of the Committee, or during such service, granted or awarded equity securities pursuant to this Plan or any other plan of the Company or any of its affiliates, except that:

                           3.2.1 participation in a formula plan meeting the
conditions in paragraph (c)(2)(ii) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a Director from being a Disinterested Person;


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                           3.2.2 participation in an ongoing securities
acquisition plan meeting the conditions in paragraph (d)(2)(i) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a Director from being a Disinterested Person; and

                           3.2.3 an election to receive an annual retainer fee
in either case or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a Director from being a Disinterested Person.

                  3.3 The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to determine the purchase price of the Common Stock covered by each option, the employees to whom options will be granted, the time or times at which options shall be granted, the number of shares to be subject to each option, the time or times when an option can be exercised and whether in whole or in installments, the terms and provisions (and amendments thereof) of the respective option agreements (which need not be identical), including such terms and provisions (and amendments) as shall be required in the judgment of the Committee to conform to any change in any law or regulation applicable thereto, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interest of the Company. The Committee's determination on any of the foregoing matters and to the interpretation of the Plan and any option granted under the Plan shall be conclusive.

         4. ELIGIBILITY.

                  4.1 Any key employee ("Employee") of the Company whose judgment, initiative and efforts contribute or may be expected to contribute materially to the successful performance of the Company shall be eligible to receive options under the Plan.

                  4.2 An Employee who has been granted an option under the Plan may be granted an additional option or options under the Plan if the Committee shall so determine.

         5. OPTION PRICES.

                  5.1 The purchase price of the Common Stock under each option shall be determined by the Committee but the purchase price may not be less than the "Fair Market Value" of the Common Stock at the time of granting. "Fair Market Value" shall for purposes of the Plan include such factors which the Committee does appropriate and be valued (i) in case the Common Stock shall not then be listed and traded upon a recognized securities exchange, upon the basis of the mean between the last bid and asked quotations for such stock on the date of grant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on that day, then upon the basis of the mean between the last bid and asked quotations on the date nearest



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preceding that date, or (ii) in case the Common Stock shall then be listed and traded upon a recognized securities exchange, upon the basis of the man between the highest and lowest selling prices at which shares of the Common Stock were traded on such recognized securities exchange on that day or, if the Common Stock was not traded on said date, upon the basis of the mean of such prices on the date nearest preceding that date.

                  5.2 The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options, within the meaning of Section 422 of the code, are exercisable for the first time by any Employee during any calendar year (under this Plan and all other plans of the Company) shall not exceed $100,000).

         6. OPTION PERIOD. The Committee shall determine the expiration date of each option, but such expiration date shall be no later than 10 years after the date such option is granted.

         7. EXERCISE OF OPTIONS. Unless otherwise provide din the option agreement, an option granted under the Plan shall become exercisable as follows:

                  7.1 An employee must remain continuously employed by the Company for 12 months or such other period of time as determined in the sole discretion of the Committee, from the date of grant before the right to exercise any part of an option granted to such Employee will accrue. Each option granted under the Plan shall be exercisable in such annual installments as may be determined by the Committee at the time of the grant. The right to purchase shares shall be cumulative so that when the right to purchase any shares has accrued such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the option.

                  7.2 In the event the Company or the shareholders of the Company enter into an agreement to dispose of all or substantially all of the assets of the Company, or to sell stock of the Company which would result in a change in control of the Company, by means of a sale a reorganization, a liquidation or otherwise, an option shall become immediately exercisable with respect to the full number of shares subject to that option, notwithstanding
Section 7.1, during the period commencing as of the effective date of such agreement and ending when the disposition of assets or stock contemplated by the agreement is consummated or the agreement is terminated, but in no event shall such period be less than ten (10) days.

                  7.3 Each option granted under this Plan shall be deemed exercised when the holder thereof shall indicate his decision to do so in writing to the Company, and shall at the same time tender to the Company payment in full in cash for the shares as to which the option is exercised, and shall comply with such other requirements as the Committee may establish, but this provision shall not preclude exercise of an option by any other proper legal method specifically approved by the Committee. An option granted under this Plan may be exercised as to any lesser number of shares than the full





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amount of which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with this Plan as to the remaining shares subject to the option. Notwithstanding the foregoing, in lieu of cash an optionee may, with the approval of the Committee, exercise his option by tendering to the Company shares of the Common Stock of the Company owned by him and having a Fair Market Value equal to the cash exercise price applicable to his option.

                  7.4 Except as provided in Section 9, an option may not be exercised at any time unless the holder thereof is then an employee of the Company.

                  7.5 The holder of an option shall not have any of the rights of a stockholder with respect to the shares subject to option until such shares shall be issued or transferred to him upon the exercise of his option.

         8. NONTRANSFERABILITY OPTIONS. No option granted under the Plan shall be transferable otherwise than by the Will of optionee or the laws of descent and distribution, and an option may be exercised, during the lifetime of an Employee only by such Employee.

         9. DISABILITY OR DEATH OF EMPLOYEE. In the event that the employment of an Employee is terminated by the Company by reason of partial disability, an option shall be exercisable by such Employee at any time prior to the expiration of three (3) months after the date of such termination, regardless of the expiration date of the option or options giving rise to such option rights, but only to the extent of the accrued right to purchase at the date of such termination, regardless of the expiration date of the option or options giving rise to such option rights, but only to the extent of the accrued right to purchase at the date of death of such Employee.

         10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, adjusted in a manner consistent with such capital adjustment. The price of any shares under option shall be adjusted so there will be no change in the aggregate purchase price payable upon exercise of any such option.

         11. AGREEMENT TO SERVE.

                  11.1 Each Employee receiving an option shall, as one of the terms of the option agreement, agree that he will remain in the employ of the Company for a period of at least one year from the date the option is granted to him (or until his earlier compulsory retirement date as prescribed from time to time by the Company) and that he will, during such employment, devote his entire time, energy and skill to the service of the Company and the promotion of its interest, subject to vacations, sick leave, and other absences in accordance with the policies of the Company.




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                  11.2 Such employment shall (subject to the terms of any
contract between the Company and such employee) be at the pleasure of the Company and at such compensation as the Company shall determine from time to time.

         12. AMENDMENT AND TERMINATION.

                  12.1 Unless the Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no option shall be granted later than December 31, 2001.

                  12.2 The Plan may be terminated, modified, or amended by the shareholders of the Company.

                  12.3 The Board of Directors of the Company may terminate the Plan or make such modifications or amendments thereof as it shall deem advisable, or in order to conform to any change in any law or regulation applicable thereto.

                  12.4 The Board may not, without further approval by the shareholders of the Company having general voting power

                           12.4.1 increase the maximum number of shares as to
which options may be granted under the Plan

                           12.4.2 change the class of employees eligible to be
granted options,

                           12.4.3 increase the periods during which options may
be granted or exercised, or

                           12.4.4 reduce the price of any option granted
hereunder.

                  12.5 No termination, modification, or amendment of the Plan may, without the consent of the Employee to whom any option shall previously have been granted, adversely affect the rights of such Employee under such option.

         13. EFFECTIVENESS OF PLAN.

                  13.1 The Plan shall become effective on January 1, 1992, subject to its being approved by the vote of shareholders of the Company entitled to vote thereon at a meeting thereof duly held on or before December 31, 1992. Options may be granted to Employees prior to shareholder approval, but the exercisability of all such options shall be conditioned upon such approval.

                  13.2 Any share certificate issued to evidence shares as to which an option is exercised shall bear such legends and statements as the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No option and shares will be delivered under this Plan until the Company has obtained such consent





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or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable.

                  13.3 In the case of the exercise of an option by a person or estate acquiring the right to exercise such option be bequest or inheritance, the Committee may require reasonable evidence as to the ownership of such option and may require such consents and releases of taxing authorities as the Committee may deem advisable.

         14. TIME OF GRANTING OPTIONS. Nothing contained in the Plan or in any resolution adopted or to be adopted by the Committee or the Board of Directors, or the stockholders of the Company shall constitute the granting of any option hereunder. The granting of an option pursuant to the Plan shall take place only when a written option agreement shall have been duly executed and delivered by or on behalf of the Company and the individual (or his duty authorized attorney-in-fact) to whom such option is to be granted.

         15. GENERAL PROVISIONS. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the granting of or existence of an outstanding option shall confer upon any employee any right to continue in the employ of the Company or any subsidiary or shall in any way affect the right and power of the Company to terminate the employment of an employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Plan had not been adopted.

         Headings are given to the sections of the Plan solely as a convenience to facilitate reference; such headings, numbering and paragraphing shall not in any ease be deemed in any way material or relevant to the construction of the Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural; and vice versa.